Exhibit 10.1
EXECUTION COPY
VOTING AND SUPPORT AGREEMENT
     This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 19, 2010, is entered into by and among Safran SA, a French société anonyme (“Parent”), Laser Acquisition Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and each of the stockholders listed on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”).
     WHEREAS, concurrently with the execution of this Agreement, L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”);
     WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;
     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of common stock, $0.001 par value, of the Company (the “Shares”), as set forth opposite such Stockholder’s name on Schedule I hereto (such Shares, together with any other Shares that are acquired by the Stockholders after the date hereof, being collectively referred to herein as the “Covered Shares”); and
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder is willing to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Agreements of Stockholders.
          (a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Stockholder shall vote all Covered Shares owned by such Stockholder (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Acquisition Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by each Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).
          (b) Proxy. In furtherance of each Stockholder’s agreement in Section 1(a), but subject to the following sentence, such Stockholder hereby appoints Parent and Parent’s designees, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all Covered Shares owned by such Stockholder (at any meeting of stockholders of the Company however called or any adjournment thereof), or to execute one or more written consents in respect of such Covered Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Acquisition Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Such proxy shall (A) be valid and irrevocable until the termination of this Agreement in accordance with (or as otherwise provided in) Section 3 hereof and (B) automatically terminate upon the termination of this Agreement in accordance with (or as otherwise provided in) Section 3 hereof. Each Stockholder represents that any and all other proxies heretofore given in respect of the Covered Shares owned by such Stockholder are revocable, and that such other proxies have been revoked. Each Stockholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of such Stockholder’s duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to termination of this Agreement or as otherwise provided in Section 3 hereof. All authority herein conferred shall survive the death or incapacity of each Stockholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Stockholder.
          (c) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, other than in respect of the Merger, each Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Covered Shares (or any right, title or interest thereto or therein), (ii) deposit any Covered Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Covered Shares, (iii) otherwise permit any Liens to be created on any Covered Shares, (iv) take any action that would make any representation or warranty of such Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such Stockholder from performing any of his or its obligations under this Agreement or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii), (iii) or (iv) of this Section 1(c).
          (d) No Solicitation. From the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder shall not, directly or indirectly, (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) other than to inform any Person of the existence of this Section 1(d), participate in any discussions or negotiations with any third party regarding any Acquisition Proposal or (iii) enter into any agreement related to any Acquisition Proposal, provided, however, that each Stockholder may, and may authorize and permit any Representative of such Stockholder to, take any actions to the extent the Company is permitted to take such actions under Section 6.4 of the Merger Agreement, including providing non-public information to, and participating in discussions or negotiations with, any Person if at such time such Stockholder has been notified by the Company that the Board of Directors of the Company is permitted to take such actions in accordance with Section 6.4 of the Merger Agreement. In addition, from the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder shall promptly advise Parent, in writing, and in no event later than 24 hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, such Stockholder in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer or inquiry and the terms and conditions of any such proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to any Acquisition Proposal), and thereafter shall keep Parent promptly and reasonably informed of the material status and material details (including any material change to the terms thereof) of any such Acquisition Proposal (and such Stockholder shall provide Parent with copies of any additional written materials received that relate to any Acquisition Proposal) and of the status of any such discussions or negotiations with such Stockholder concerning the material terms thereof.
          (e) Waiver of Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably waives and agrees not to exercise or assert any rights of appraisal or similar rights under Section 262 of the DGCL or other applicable Law in connection with the Merger Agreement and the transactions contemplated thereby.
          (f) Information for Proxy Statement; Publication.
               (i) Each Stockholder hereby authorizes the Company, Parent and Merger Sub to publish and disclose in the Proxy Statement and any other filing with any Governmental Entity required to be made in connection with the Merger Agreement his or its identity and ownership of Covered Shares and the nature of his or its commitments, arrangements and understandings under this Agreement; provided, that in advance of any such publication or disclosure, each Stockholder shall be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld or delayed) such disclosure. Except as otherwise required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, neither Parent nor Merger Sub will make any other disclosures regarding any Stockholder in any press release or otherwise without the prior written approval of each Stockholder (not to be unreasonably withheld or delayed).
               (ii) Except as required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, no Stockholder shall issue or cause the publication of any press release or make any other public announcement (to the extent not previously issued or made in accordance the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated thereby without the prior consent of Parent (not to be unreasonably withheld or delayed).
          (g) Notices of Certain Events. Each Stockholder shall promptly notify Parent and Merger Sub of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of such Stockholder set forth in this Agreement to no longer be true and correct.
     2. Representations and Warranties of Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:
          (a) Binding Agreement.
               (i) If such Stockholder is incorporated as a corporation, then such Stockholder has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. If such Stockholder is organized as a partnership, then such Stockholder has the requisite partnership power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. If such Stockholder is an individual, then such Stockholder has the power and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement and to perform fully his or her obligations hereunder.
               (ii) The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of his or its obligations hereunder have been duly and validly authorized and approved by such Stockholder. No other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by such Stockholder of his or its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application, now or hereinafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
          (b) Consents and Approvals; No Violations; Non-Contravention. Except for filings under the Exchange Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by such Stockholder of his or its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Stockholder of any of his or its obligations under this Agreement. Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by such Stockholder nor the consummation by such Stockholder of his or its obligations under this Agreement, nor compliance by such Stockholder with any of the terms or provisions hereof or thereof, will (i) violate or conflict with any provision of the organizational documents of such Stockholder (if such Stockholder is not a natural person) or (ii) (A) violate any Law applicable to such Stockholder or (B) result in a breach or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon such Stockholder’s Covered Shares, under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations and Liens as, individually and in the aggregate, would not reasonably be expected to materially delay or impair such Stockholder’s ability to perform his or its obligations hereunder. If such Stockholder is a married individual and such Stockholder’s Covered Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of such Stockholder, this Agreement has been duly approved by, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (c) Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite his or its name on Schedule I attached hereto, free and clear of any Liens and proxy and any restriction on the right to vote, sell or otherwise dispose of such Shares, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States. Without limiting the foregoing, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such

Stockholder has due power and authority to vote and dispose of all of his or its Covered Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto and no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of his or its Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any voting securities of the Company other than the number of Shares which constitute his or its Covered Shares.
          (d) Brokers. Except for those fees and expenses to be paid by the Company and which are disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, based upon arrangements made by or, with the knowledge of such Stockholder, on behalf of such Stockholder in connection with his or its entering into this Agreement.
     3. Termination. This Agreement shall terminate on the first to occur of (a) the written agreement executed by the parties hereto to terminate this Agreement, (b) the termination of the Merger Agreement in accordance with its terms and (c) the Effective Time, provided, however, that the obligations of the Stockholders set forth in Section 1(a) and Section 1(b) shall terminate upon a Change in Recommendation. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for breach of this Agreement.
     4. Miscellaneous.
          (a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder in his or its capacity as an owner of Covered Shares and that nothing in this Agreement shall in any way restrict or limit any Stockholder from taking or authorizing any action or inaction in his or her capacity as a director, officer, trustee or other fiduciary of the Company, any Subsidiary thereof or any other Person, or of any employee benefit plan of the Company, including, without limitation, if applicable, participating in his or her capacity as a director or officer of the Company in any discussions or negotiations in accordance with Section 6.4 of the Merger Agreement.
          (b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
          (c) Additional Shares. Until any termination of this Agreement in accordance with its terms, each Stockholder shall promptly notify Parent of the number of Shares, if any, as to which such Stockholder acquires record or beneficial ownership after the date hereof. Any Shares as to which such Stockholder acquires record and beneficial ownership (or acquires record ownership, if such Stockholder is a trustee of a trust) after the date hereof and prior to termination of this Agreement shall be Covered Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Shares, the number of Shares constituting Covered Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of the Company issued to Stockholder in connection therewith.
          (d) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “beneficially own”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.
          (e) Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          (f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.
          (g) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, that Parent and Merger Sub each shall have the option to assign this Agreement to any Affiliate of Parent without the prior consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.
          (h) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may, subject to Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto, (iii) waive compliance by the other party with any of the agreements contained herein or (iv) except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (i) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          (j) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          (k) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
          (l) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, telecopy faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
          if to Parent or Merger Sub, to:
Safran SA
2, boulevard du General Martial-Valin
75724 Paris Cedex 15 — France
Fax: +33 1 40 60 81 03
Attention: Celeste Thomasson, Vice President Legal Affairs
          with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Fax: (212) 310-8007
Attention: Frederick S. Green
               Raymond O. Gietz
          if to a Stockholder, to the address on Schedule I
          with a copy (which shall not constitute notice) to:

L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, Connecticut 06901
Attention: Robert V. LaPenta
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax: (212) 735-2000
Attention: Peter Allan Atkins
               Eric L. Cochran
or such other address or telecopy fax number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          (m) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (n) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.
               (i) This Agreement, all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflicts of Law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
               (ii) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware and (d) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the Delaware courts in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in Section 4(l). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
               (iii) Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding between the parties hereto arising out of relating to this Agreement of the transactions contemplated hereby.
               (iv) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Agreed Court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at Law or in equity.
[signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SAFRAN SA
By:	/s/ Jean-Paul Herteman
	Name:	Jean-Paul Herteman
	Title:	Chief Executive Officer

LASER ACQUISITION SUB INC.
By:	/s/ Jean-Pierre Cojan
	Name:	Jean-Pierre Cojan
	Title:	President, Secretary and Treasurer

Stockholders:
/s/ Robert V. LaPenta
Robert V. LaPenta

ASTON CAPITAL PARTNERS L.P.

By:	Aston Capital Partners GP LLC, its general partner

	By:	/s/ James A. DePalma

Name: James A. DePalma Title: Partner

SCHEDULE I
Stockholders Participating in Voting and Support Agreement

Name	Address	Shares

Robert V. LaPenta	L-1 Identity Solutions, Inc. 177 Broad Street, 12th Floor Stamford, Connecticut 06901 Attention: Robert V. LaPenta	5,542,420

Aston Capital Partners L.P.	L-1 Identity Solutions, Inc. 177 Broad Street, 12th Floor Stamford, Connecticut 06901 Attention: James A. DePalma	7,619,047

Total		13,161,467